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                                                                     EXHIBIT 5.1


                          [Richman Lawrence Letterhead]




                                February 7, 2000


Entertainment Boulevard, Inc.
12910 Culver Boulevard, Suite I
Los Angeles, California 90066

Gentlemen:

        We have acted as counsel to Entertainment Boulevard, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of between 9,143,020 and 9,745,180 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), which includes (1) 252,500 shares of the Common Stock currently outstanding, (2) 6,376,000 shares of the Common Stock issuable upon exercise of outstanding warrants (the "Warrant Shares"), (3) between 2,064,520 and 2,666,680 shares of Common Stock issuable upon the conversion of the 8% Mandatorily Convertible Series A Preferred Stock (the "Preferred Stock Shares"), and (4) 450,000 shares of the Common Stock issuable upon conversion of certain convertible notes (the "Note Shares"). This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act in connection with the Registration Statement on Form SB-2, Registration Number 333-91825, including all pre-effective and post-effective amendments thereto (the "Registration Statement") for the resale of the Common Stock, filed with the Securities and Exchange (the "Commission") under the 1933 Act.

        In rendering the opinions set forth herein, we have relied only upon the Registration Statement and the proceedings of the Board of Directors of the Company relating to the issuance of the Common Stock. We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents or to verify the adequacy or accuracy of same. In rendering this opinion, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity with originals documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that:

        1. All of the shares of Common Stock currently outstanding have been duly authorized and are validly issued, fully paid and non-assessable;

        2. The Warrant Shares have been duly authorized and, upon exercise of the warrants and the payment of the exercise price in accordance with the terms of the


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                applicable warrants, the Warrant Shares will be validly issued, fully paid and non-assessable;

        3. The Note Shares have been duly authorized and, upon conversion of the notes and the payment of the conversion price in accordance with the terms of the applicable notes, the Note Shares will be validly issued, fully paid and non-assessable; and

        4. The Preferred Stock Shares have been duly authorized and, upon conversion of the preferred stock and the payment of the conversion price in accordance with the terms of the preferred stock, the Preferred Stock Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                             Very truly yours,

                             /s/ Richman, Lawrence, Mann, Chizever & Phillips